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                                                              EXHIBIT 99(b)


                            [NORTEK NEWS LETTERHEAD]



CONTACT:  Richard L. Bready, Chairman or
          Richard J. Harris, Vice President and Treasurer
          (401) 751-1600

RELEASE:  IMMEDIATE


                     NORTEK COMPLETES PLY GEM TENDER OFFER

PROVIDENCE, RI, August 26, 1997-- Nortek, Inc. announced today that its cash tender offer for all outstanding shares of common stock of Ply Gem Industries, Inc. at $19.50 per share, net to the seller in cash, expired at 10:15 a.m. EDT. Shortly thereafter, Nortek, through a wholly-owned subsidiary, accepted for payment and purchased all shares tendered. Based on information provided by the Depositary, a total of approximately 12,979,496 shares of Ply Gem (or approximately 93% of all outstanding shares of Ply Gem when added to the shares then owned by Nortek) were validly tendered and not withdrawn pursuant to Nortek's cash offer. Such share amount includes approximately 784,461 shares subject to guarantee of delivery.

In the second step of the acquisition, Ply Gem will become a wholly-owned subsidiary of Nortek. Because at least 90% of Ply Gem's outstanding shares were tendered, the merger may be effected without a meeting of Ply Gem stockholders. In the merger, each issued and outstanding share (other than dissenting shares) not owned directly or indirectly by Ply Gem will be converted into and represent the right to receive $19.50 in cash, without interest.




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Nortek also announced today that it has closed a private offering of $310.0 million principal amount of 9 1/8% Senior Notes at a price of 99.192% of face value. The Senior Notes will mature in September 2007. The Senior Notes are being issued and sold in a Rule 144A private offering to institutional investors and certain investors outside the United States. Nortek intends to use a portion of the net proceeds from the transaction, together with some of its available cash, to purchase the tendered shares.

The Senior Notes have not been registered under the Securities Act of 1933, as amended, or under the securities law of any state and may not be offered or sold in the United States or in any such state absent an applicable exemption from registration under the Securities Act and any such law.

Nortek is a leading manufacturer and distributor of high-quality, competitively priced products and systems for residential and commercial building and remodeling. Nortek is the U.S. leader in residential ventilation products and indoor-air-quality systems. Its principal businesses include building products and HVAC systems designed to add value and improve air quality for homes and businesses. Ply Gem is major manufacturer and distributor of building and home improvement products used primarily in residential remodeling and construction. Principal products include vinyl and wood windows and doors, vinyl siding and accessories, skylights, specialty wood products and other home decor and improvement products.




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